Calculation of Filing Fee Tables
S-8
MINERALS TECHNOLOGIES INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.10 per share	Other	889,000	$ 77.42	$ 68,826,380.00	0.0001531	$ 10,537.32
Total Offering Amounts:						$ 68,826,380.00		$ 10,537.32
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 10,537.32
Offering Note
[1]	(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, (the "Securities Act"), this Registration Statement shall also cover any additional shares of common stock, par value $0.10 per share ("Common Stock"), of Minerals Technologies Inc., (the "Company") which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Company's receipt of consideration, which results in an increase in the number of outstanding shares of Company's Common Stock. (2) Represents additional shares of Common Stock reserved for issuance under the Company's 2015 Stock Award and Incentive Plan (the "2015 Plan"). (3) Pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act, the proposed maximum offering price per share is estimated solely for the purpose of determining the registration fee and is based upon the average of the high and low prices per share of the Company's Common Stock reported on the New York Stock Exchange on October 25, 2024.